Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259333
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus, dated April 4, 2022)

SHARECARE, INC.
Primary Offering of
17,433,334 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
87,656,687 Shares of Common Stock and
3,728,533 Warrants to Purchase Common Stock
This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated April 4, 2022 (the “Prospectus”), related to (1) the issuance by us of up to an aggregate of 17,433,334 shares of our common stock, par value $0.0001 per share (“common stock”), which consists of (i) up to 5,933,334 that are issuable upon the exercise of certain private placement warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering (the ‘‘IPO”) of Falcon Capital Acquisition Corp., a Delaware corporation (“FCAC”), at an exercise price of $11.50 per share of common stock, and (ii) up to 11,500,000 shares of common stock that are issuable upon the exercise of warrants issued in connection with the IPO, at an exercise price of $11.50 per share of common stock (the “public warrants,” and together with the private placement warrants, the “warrants”) and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (i) up to 87,656,687 shares of common stock (including (a) 3,728,533 shares of common stock that may be issued upon exercise of certain private placement warrants, (b) 5,000,000 shares of common stock that may be issued upon conversion of our series A preferred stock and (c) 1,905,236 Earnout Shares (as defined in the Prospectus)) and (ii) up to 3,728,533 private placement warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on June 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on The Nasdaq Stock Market LLC under the symbols “SHCR” and “SHCRW,” respectively. On June 13, 2022, the closing price of our common stock was $1.82 per share and the closing price of our warrants was $0.24.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 10, 2022

SHARECARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39535	85-1365053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
255 East Paces Ferry Road NE, Suite 700
Atlanta, Georgia 30305
(Address of principal executive offices)
Registrant's telephone number, including area code: (404) 671-4000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHCR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	SHCRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 10, 2022, Sharecare, Inc. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company's stockholders voted on: (1) the election of Class I directors; and (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

A total of 263,916,021 shares were represented in person or by valid proxy at the Annual Meeting.

Proposal 1: Election of Class I Directors
Stockholders elected the three Class I directors to serve a three-year term until the annual meeting of stockholders to be held in 2025. The vote totals for each of these individuals is below:

Director Name	Votes For	Votes Against	Abstentions
Sandro Galea	223,704,196	0	6,140,799
Veronica Mallett	229,528,174	0	316,821
Jeffrey Sagansky	212,847,682	0	16,997,313

There were 34,071,026 broker non-votes with respect to each director nominee listed above.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm
Based on the final voting results, the Company’s stockholders ratified the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022, by the vote indicated below:

Votes For	Votes Against	Abstentions
263,785,146	23,048	107,827

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARECARE, INC.
Dated: June 14, 2022
By: /s/ Carrie Ratliff
Name: Carrie Ratliff
Title: Chief Legal Officer